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                                                  Issuer Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                             Dated June 16, 2006
                                           Registration Statement No. 333-134714


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Issuer...............................................    Focus Media Holding Limited

Offering price.......................................    $54.00 per ADS


Total ADSs offered...................................    6,700,000 ADSs.  This represents an increase from the 5,500,000 ADSs indicated in the registration statement dated June 13, 2006 (the
                                                         "Registration Statement") (excluding the underwriters' over-allotment option).


ADSs offered by Focus Media..........................    1,000,000 ADSs.  This number of ADSs is unchanged from the number of
                                                         ADSs indicated in the Registration Statement.


ADSs offered by the selling
 shareholders........................................    5,700,000 ADSs.  This represents an increase from the 4,500,000 ADSs indicated in the Registration Statement.


ADSs outstanding after this
 offering............................................    28,765,452 ADSs.  This represents an increase from the 27,565,452
                                                         ADSs indicated in the Registration Statement


Ordinary shares outstanding
 after this offering.................................    522,766,773 ordinary shares (assuming no exercise of the
                                                         underwriters' over-allotment option).  This number of ordinary shares is unchanged from the number of ordinary shares indicated in the
                                                         Registration Statement as the Company has not increased its participation in the offering.


ADS to ordinary share ratio..........................    1:10


Option to purchase
 additional ADSs.....................................    We and Jason Nanchun Jiang, our CEO, have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an additional 1,000,000 ADSs (consisting of up to
                                                         600,000 ADSs to be sold by us and up to 400,000 ADSs to be sold by
                                                         Mr. Jiang).  This represents an increase from the 825,000 ADSs indicated in the Registration Statement.

                                                         We intend to file a post-effective amendment to the Registration
                                                         Statement whereby Harvest Energy Limited, a British Virgin
                                                         Islands company that is wholly-owned by Yulian Wang, the mother of David Feng Yu, our President and Co-Chairman, and Total Team
                                                         would be listed as selling shareholders for the purpose of participating in the
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                                                         offering only if the underwriters' option is exercised, in which case we will not participate in the underwriters' option and accordingly no new shares will be issued by us pursuant to such option. There can be no assurance that any such post-effective amendment to the Registration Statement will be filed or, if filed, will be declared effective by the SEC. If such selling shareholders are substituted in place of us in connection with the underwriters' over-allotment option, we will receive no proceeds from any exercise of such option. The underwriters may exercise the over-allotment option in full, in part or not at all.


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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE
SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. THE HYPERLINK TO THE ISSUER'S REGISTRATION STATEMENT (INCLUDING THE STATUTORY PROSPECTUS) IS HTTP://WWW.SEC.GOV/ARCHIVES/ EDGAR/DATA/1330017/000114554906000804/H00523A2FV1ZA.HTM. ALTERNATIVELY, THE
ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-503-4611.